UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  March 13, 2013

VIROPHARMA INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-021699	23-2789550
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

730 STOCKTON DRIVE, EXTON, PENNSYLVANIA	19341
(Address of Principal Executive Offices)	(Zip Code)

(610) 458-7300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01         Entry into a Material Definitive Agreement.

In September 2011, ViroPharma Incorporated, a Delaware corporation (the “Company”), entered into a $200 million, three-year senior secured revolving credit facility (the “Credit Facility”), the terms of which are set forth in a Credit Agreement dated as of September 9, 2011 with JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), BMO Harris Financing Inc., TD Bank, N.A. and Morgan Stanley Bank, NA as co-syndication agents and certain other lenders (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). The Credit Facility is available for working capital and general corporate purposes, including acquisitions which comply with the terms of the Credit Agreement. As of the date of this filing, the Company has not drawn any amounts under the Credit Facility.

On March 13, 2013, the Company entered into Amendment No. 3 to the Credit Agreement (the “Amendment”). Pursuant to the Amendment, the parties agreed  to waive compliance with a specified financial covenant (the “Financial Covenant”) until the Company notifies the lenders that it is compliance with the Financial Covenant.  During this period, non-compliance with the Financial Covenant shall not result in a default or event of default under the Credit Agreement. Additionally, the Company shall not be permitted to request advances of funds or letters of credit under the Credit Facility  and the lenders shall have no obligation to fund any Borrowing  or to make any Loan  or any other extension of credit to the Company under the Credit Agreement during this period.  Capitalized terms contained in this 8-K which are not otherwise defined have the meanings ascribed to them in the Credit Facility.

The Company intends to file a copy of the Amendment as an exhibit to the Company’s quarterly report on Form 10-Q for the first quarter of 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIROPHARMA INCORPORATED

Date: March 19, 2013
	By:	/s/ J. Peter Wolf
J. Peter Wolf
Vice President, General Counsel and Secretary